Exhibit 99.1

IMBRUVICA® (ibrutinib) Now Approved in Europe for Treatment of Two Blood Cancers

SUNNYVALE, Calif., Oct. 17, 2014  -- Pharmacyclics, Inc. (NASDAQ: PCYC) today announced that the European Commission (EC) has granted marketing approval for IMBRUVICA® (ibrutinib) throughout the 28 member states of the European Union (EU). IMBRUVICA, a first-in-class, oral, once-daily, non-chemotherapy treatment, now is approved to be marketed in Europe for the treatment of adult patients with relapsed or refractory mantle cell lymphoma (MCL), or adult patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy, or in first line CLL patients in the presence of 17p deletion or TP53 mutation in patients unsuitable for chemotherapy.

IMBRUVICA is being jointly developed and commercialized in the U.S. by Pharmacyclics and Janssen Biotech, Inc. (Janssen). Janssen affiliates will hold the marketing authorization and will market IMBRUVICA in EMEA (Europe, Middle East, Africa), as well as the rest of the world, outside the U.S.

The EC approval was based on data from the Phase II study (PCYC-1104) in MCL, the Phase III RESONATE™ study (PCYC-1112-CA) in CLL and small lymphocytic lymphoma (SLL) and the Phase Ib/II study (PCYC-1102) in CLL/SLL. This approval is based on the IMBRUVICA Marketing Authorization Application (MAA) submitted to the European Medicines Agency (EMA) last year. The EMA is an agency of the EU that administers a centralized procedure for the scientific evaluation of medicines developed by pharmaceutical companies for use in the 28 countries of the EU. In addition to EU markets, a worldwide regulatory filing program for ibrutinib currently is underway.

"We are very pleased that patients with CLL and relapsed or refractory MCL in the European Union will have a first-in-class, oral, single-agent, non-chemotherapy treatment option in IMBRUVICA," said Bob Duggan, Chairman & CEO of Pharmacyclics. "This approval underscores the compelling safety and efficacy benefits of IMBRUVICA, including statistically significant improvement in overall survival and progression-free survival in CLL and the overall robustness of the data in MCL."

IMBRUVICA is approved in the U.S. for three indications: for the treatment of patients with MCL and CLL who have received at least one prior therapy, and for the treatment of CLL patients with deletion of the short arm of chromosome 17 (del 17p), including treatment-naive and previously treated del 17p CLL patients. Accelerated approval was granted for the MCL indication based on overall response rate (ORR). Improvements in survival or disease-related symptoms have not been established in MCL. Continued approval for the MCL indication may be contingent upon verification of clinical benefit in confirmatory trials.

The following results are included in the IMBRUVICA Summary of Product Characteristics (SmPC) from EU commission review.

MCL Study Efficacy Results

In a multi-center, single-arm, open-label Phase II study (PCYC 1104), the efficacy of ibrutinib in 111 patients with relapsed or refractory MCL were evaluated. An ORR of 68% was observed, with a complete response rate of 21% and a partial response rate of 47%. With an estimated median follow up of 15.3 months, the estimated median response duration was 17.5 months, and the estimated median progression-free survival (PFS) was 13.9 months.1

CLL Study Efficacy Results

RESONATE™ (PCYC-1112) is a Phase III, randomized, multi-center, open-label, international, head-to-head study of single-agent, orally-administered ibrutinib versus the intravenously administered monoclonal antibody ofatumumab, targeting the CD-20 antigen. The study enrolled 391 previously treated patients with CLL/SLL.2

At a median follow-up of 9.4 months, single-agent ibrutinib demonstrated a statistically significant improvement in PFS, overall survival (OS), and ORR, regardless of baseline characteristics, as compared with patients treated with ofatumumab.

The PFS results represent a 78% reduction in the risk of progression or death in patients treated with ibrutinib compared to ofatumumab. The OS results represent a 57% reduction in the risk of death in patients receiving ibrutinib versus those in the ofatumumab arm. The efficacy was similar across all of the subgroups examined, including in patients with and without del 17p, a pre-specified stratification factor.

As noted in the market application and reported in The New England Journal of Medicine publication, the RESONATE results were observed despite a total of 57 patients who were initially randomized to ofatumumab crossing over to receive IMBRUVICA prior to the analysis.

MCL and CLL Study Safety Results

The most commonly occurring adverse reactions ( > 20%) were diarrhea, musculoskeletal pain, upper respiratory tract infection, bruising, rash, nausea, pyrexia, neutropenia, and constipation. The most common grade 3/4 reactions ( > 5%) were anemia, neutropenia, pneumonia, and thrombocytopenia.

About IMBRUVICA®

IMBRUVICA® (ibrutinib) is a first-in-class, oral, once-daily therapy that inhibits a protein called Bruton's tyrosine kinase (BTK).2 BTK is a key signalling molecule in the B-cell receptor signalling complex that plays an important role in the survival and spread of malignant B-cells.3,4 IMBRUVICA blocks signals that tell malignant B-cells to multiply and spread uncontrollably.3

IMBRUVICA is fully approved for the treatment of patients with CLL who have received at least one prior therapy, and for the treatment of CLL patients with del 17p,3 a genetic mutation that occurs when part of chromosome 17 has been lost.

IMBRUVICA is also approved for the treatment of patients with mantle cell lymphoma (MCL) who have received at least one prior therapy. Accelerated approval was granted for the MCL indication based on overall response rate (ORR). Improvements in survival or disease-related symptoms have not been established. Continued approval for the MCL indication may be contingent upon verification of clinical benefit in confirmatory trials.3

IMBRUVICA is being studied alone and in combination with other treatments in several blood cancers including CLL, MCL, Waldenström's macroglobulinemia (WM), diffuse large B-cell lymphoma (DLBCL), follicular lymphoma (FL) and multiple myeloma (MM). Approximately 3,500 patients have received IMBRUVICA in clinical trials conducted in 35 countries, by more than 800 investigators around the world. As of June 30, 2014, 12 Phase III trials have been initiated with IMBRUVICA and approximately 50 trials are registered on www.clinicaltrials.gov. The overall clinical development program in CLL currently includes seven Phase III trials and covers all lines of therapy and various combinations of treatments.

IMBRUVICA was one the first medicines to receive U.S. FDA approval via the new Breakthrough Therapy Designation pathway, and is the only product to have received three Breakthrough Therapy Designations. IMBRUVICA is jointly developed and commercialized by Janssen Biotech, Inc. and Pharmacyclics.

IMPORTANT SAFETY INFORMATION from U.S. Full Prescribing Information

WARNINGS AND PRECAUTIONS

Hemorrhage - Grade 3 or higher bleeding events (subdural hematoma, gastrointestinal bleeding, hematuria, and post-procedural hemorrhage) have occurred in up to 6% of patients. Bleeding events of any grade, including bruising and petechiae, occurred in approximately half of patients treated with IMBRUVICA®.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA therapy. Twenty-five % of patients with MCL and 26% of patients with CLL had Grade 3 or greater NCI Common Terminology Criteria for Adverse Events (CTCAE).

Cytopenias - Treatment-emergent Grade 3 or 4 cytopenias including neutropenia (23 to 29%), thrombocytopenia (5 to 17%), and anemia (0 to 9%) occurred in patients treated with IMBRUVICA.

Atrial Fibrillation - Atrial fibrillation and atrial flutter (6 to 9%) have occurred in patients treated with IMBRUVICA, particularly in patients with cardiac risk factors, acute infections, and a previous history of atrial fibrillation.

Second Primary Malignancies - Other malignancies (5 to 10%) including carcinomas (1 to 3%) have occurred in patients treated with IMBRUVICA. The most frequent second primary malignancy was non-melanoma skin cancer (4 to 8%).

Embryo-Fetal Toxicity - Based on animal studies, IMBRUVICA may cause fetal harm when administered to a pregnant woman. Women should be advised to avoid becoming pregnant while taking IMBRUVICA.

The most common adverse reactions include thrombocytopenia, diarrhea, neutropenia, anemia, fatigue, musculoskeletal pain, peripheral edema, upper respiratory tract infection, nausea, bruising, dyspnea, constipation, rash, abdominal pain, pyrexia, vomiting, and decreased appetite.

In MCL, fatal and serious cases of renal failure have occurred. Increases in creatinine 1.5 to 3 times the upper limit of normal occurred in 9% of patients.

For additional important safety information, please see Full Prescribing Information at www.imbruvica.com.

About MCL

MCL is a rare and aggressive type of B-cell lymphoma that can be challenging to treat and is associated with a poor prognosis. MCL is considered a rare disease, characterized by high unmet need and small patient populations, and has a median age at diagnosis of 65. Median overall survival typically is three to four years, and only one to two years in patients following their first relapse. MCL typically involves the lymph nodes, but can spread to other tissues, such as the bone marrow, liver, spleen and gastrointestinal tract.

About CLL

CLL is the most common adult leukemia in the Western world, with a median age of 72 years at diagnosis. In most patients, CLL is a slow growing cancer, starting from white blood cells in the bone marrow which are also found in the blood. When cancer cells are located mostly in the lymph nodes, the disease is called small lymphocytic lymphoma (SLL). CLL/SLL is a chronic disease which often progresses. Patients are faced with fewer treatment options, and generally are prescribed multiple lines of therapy as they relapse or become resistant to treatments. Median overall survival ranges between 18 months and more than 10 years depending on the stage of disease.

Deletion 17p (del 17p) and TP53 mutation are associated with aggressive, treatment-resistant disease. The deletion results in the loss of a key gene, TP53, which senses the presence of abnormal DNA and triggers either DNA repair mechanisms or cell death, and is important in tumor suppression. Approximately 7% to 13% of patients have del 17p or TP53 mutation in the first line setting. However, the incidence rises to > 30% in patients who have relapsed or have refractory disease. The median predicted survival for patients with the del 17p or TP53 mutation from first-line therapy is just two to three years.

About Pharmacyclics

Pharmacyclics®, Inc. (NASDAQ: PCYC) is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. The company's mission is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life, and resolve serious unmet medical needs. It will do so by identifying and controlling promising product candidates based on scientific development and administrative expertise, developing its products in a rapid, cost-efficient manner and, pursuing commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to commercialization. Pharmacyclics is headquartered in Sunnyvale, CA. To learn more, visit www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "goal", "should", "would", "project", "plan", "predict", "intend", "target" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Contacts:

Investors	Media	Professionals
Ramses Erdtmann	Samina Bari	U.S. Medical Information
+1-408-215-3325	+1-408-215-3169	+1-877-877-3536

IMBRUVICA is a registered trademark of Pharmacyclics, Inc.

1 Wang et. al. Targeting BTK with Ibrutinib in Relapsed or Refractory Mantle-Cell Lymphoma. N Engl J Med 2013; 369:507-516.
2 The New England Journal of Medicine. "Ibrutinib versus Ofatumumab in Previously Treated Chronic Lymphoid Leukemia." Available from: http://www.nejm.org/doi/full/10.1056/NEJMoa1400376. Accessed October 2014.

3 IMBRUVICA Prescribing Information, July 2014.
4 Genetics Home Reference. Isolated growth hormone deficiency. Available from: http://ghr.nlm.nih.gov/condition/isolated-growth-hormone-deficiency. Accessed October 2014.